Exhibit 99.1

FSP Phoenix Tower Corp.

FSP Phoenix Tower Corp. (the "Company") has declared a dividend in the amount of $666 per share of preferred stock, representing property operations for the quarter ended June 30, 2011. The dividend will be payable on August 29, 2011 and will be distributed by the Company’s transfer agent, American Stock Transfer & Trust Co. (“AST”). NOTE: if your investment is in a retirement account, the dividend will be sent to your custodian or plan administrator.

The Company’s property, a 34-story, multi-tenant Class "A" office building containing approximately 629,054 square feet, is located in Houston, Texas, and, as of June 30, 2011, was approximately 71.5% leased, a 1.5% increase from the prior quarter.

The modernization of approximately 21 elevators and related equipment serving the property remains on budget and on target to be completed by the end of this year. As previously reported, the Company entered into a $2.8 million dollar elevator modernization contract with Thyssen Krupp Elevator Corporation that commenced during the fourth quarter of 2010. Management believes that the elevator modernization project should reduce operating costs, improve the overall performance of elevator service, and provide yet another positive attribute to entice prospective tenants.

During the second quarter, occupancy within the submarket in which the property competes remained relatively unchanged from the prior quarter at approximately 85%. Rental rates remained relatively flat during the same period. Management continues to believe that the position of the property within the city’s office market is strong and is optimistic that the existing vacant space will ultimately be leased to new tenants. Management remains confident that the repositioned Phoenix Tower is a much more desirable office environment for prospective and existing tenants. However, until the existing vacancy is re-leased, it is likely that we will continue to experience lower occupancy rates and, as a consequence, lower dividend yields.

The Texas Workforce Commission reported that unemployment in the Houston area was 9.0% in June, up from 8.3% in March 2011. It is not unusual for unemployment to increase during June due to the annual influx of teachers and college and high school students joining the ranks of those attempting to enter the workforce. We continue to believe that vacancy and unemployment rates will likely remain flat or increase slightly in Houston before conditions start to improve. Additional jobs in Houston could, over time, improve the pace of leasing activity. Management believes that the global and local economic downturns continue to prolong the time that it takes to re-lease the property.

As of the date of this letter, a total of $9.3 million has been drawn down on the $15 million revolving line of credit from Franklin Street Properties Corp. to cover capital improvement costs, as well as tenant improvement and commission costs. At the current level of occupancy, the property is projected to produce enough income going forward to cover operating expenses and interest on an annual basis.

You may receive an offer or offers to purchase your shares of preferred stock in the Company from MacKenzie Patterson Fuller, LP (together with certain of its affiliates, “MPF”) from time to time in the future. Please note that neither the Company nor any member of the Company’s management team has any relationship (past or present) with MPF. In the event that you do receive such an offer or offers, they will likely be mailed directly to you by MPF without any notice to or involvement from the Company. Please be assured that we have reviewed similar offers with counsel and believe that they are permitted under Delaware law (the Company’s state of incorporation). The Company has decided to remain neutral as to any such offers and will not express an opinion as to whether you should accept or reject any such offers. However, in connection with any such offers, management believes that you should consider the following: (1) The Company (including Franklin Street Properties Corp. and FSP Investments LLC) has no involvement whatsoever. (2) You have no obligation to accept or reject an offer. Silence is acceptable. (3) Any per share purchase price in MPF’s offer materials represents only what MPF is willing to pay for one share of preferred stock. It is not an appraisal or opinion of value and does not represent the Company’s views or estimates. (4) The Company’s charter prohibits any transfer of shares of preferred stock that would result in the disqualification of the Company as a REIT.

The Company’s quarterly filing on Form 10-Q will be submitted to the SEC within approximately 45 days after the end of the quarter, and you will be able to access the document via the SEC’s website. To view Company filings with the SEC, access the following link:

http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=001354309

If the link does not work properly, go to www.sec.gov, Filings & Forms, Search for Company Filings; Company or fund name, ticker symbol, CIK (Central Index Key), file number, state, country, or SIC (Standard Industrial Classification); Company Name: type FSP Phoenix (no need to type complete name, but be sure to include FSP); click on Find Companies at bottom of page and you should be brought to the correct location to view filings.

Please feel free to contact your FSP Investment Executive (800-950-6288) with any questions you may have.

FSP Phoenix Tower Corp. - Dividend Summary
QUARTER ENDING	DIVIDEND PER SHARE	TOTAL DIVIDENDS PAID	ANNUALIZED YIELD*
06/30/2006	$1,534	$1,610,700	6.1%
09/30/2006	$1,651	$1,733,550	6.6%
12/31/2006	$2,285	$2,399,250	9.1%
03/31/2007	$1,809	$1,899,450	7.2%
06/30/2007	$1,751	$1,838,550	7.0%
09/30/2007	$1,732	$1,818,600	6.9%
12/31/2007	$1,833	$1,924,650	7.3%
03/31/2008	$1,505	$1,580,250	6.0%
06/30/2008	$ 240	$ 252,000	0.9%
09/30/2008	-0-	-0-	0.0%
12/31/2008	$ 495	$ 519,750	2.0%
03/31/2009	$ 666	$ 699,300	2.7%
06/30/2009	$ 714	$ 749,700	2.9%
09/30/2009	$ 738	$ 774,900	3.0%
12/31/2009	$ 952	$ 999,600	3.8%
03/31/2010	$1,047	$1,099,350	4.2%
06/30/2010	$ 952	$ 999,600	3.8%
09/30/2010	$ 772	$ 810,600	3.1%
12/31/2010	$ 714	$ 749,700	2.9%
03/31/2011	$ 666	$ 699,300	2.7%
06/30/2011	$ 666	$ 699,300	2.7%

*Yield based on original offering amount of $105,000,000 and $100,000/share

Forward-Looking Statements

Statements made in this letter that state the Company’s or management's intentions, beliefs, expectations, or predictions for the future may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. This letter may also contain forward-looking statements based on current judgments and current knowledge of management, which are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Accordingly, readers are cautioned not to place undue reliance on forward-looking statements. Readers are cautioned that our forward-looking statements involve risks and uncertainty, including without limitation, disruptions in the debt markets, economic conditions, risks of a lessening demand for the real estate owned by us, changes in government regulations and expenditures that cannot be anticipated such as utility rate and usage increases, unanticipated repairs, additional staffing, insurance increases and real estate tax valuation reassessments. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We will not update any of the forward-looking statements after the date of this letter to conform them to actual results or to changes in our expectations that occur after such date, other than as required by law.